Exhibit 99.1

中国 深圳 福田区 益田路6001号太平金融大厦11-12楼        邮政编码：518038

11-12F., TAIPING FINANCE TOWER, 6001 YITIAN ROAD, FUTIAN, SHENZHEN, CHINA

电话(Tel.)：(0755) 88265288        传真(Fax.)：(0755) 88265537

网址（Website）：http://www.sundiallawfirm.com

To:	SOLOWIN HOLDINGS

Room 1910-1912A, Tower 3, China Hong Kong City

33 Canton Road, Tsim Sha Tsui, Kowloon

Hong Kong S.A.R., People’s Republic of China

February 18, 2025

Dear Sir or Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We are acting as PRC counsel for SOLOWIN HOLDINGS (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), relating to the proposed offering by the Company (the “Offering”) of certain number of securities of the Company (the “Securities”).

A. Documents and Assumptions

In preparing this legal opinion, we have reviewed the due diligence documents provided to us by the Company and other relevant corporate records (collectively, the “Documents”).

In rendering this opinion, we have assumed without conducting independent investigation that (the “Assumptions”):

(i)	All signatures, seals and chops are genuine, each signature on behalf of a party is that of a person authorized by such party to execute the document, and all Documents submitted to us as originals are authentic, or as certified or photostatic copies conform to the originals;

(ii)	Each party to the Documents is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation;

(iii)	All requested Documents have been provided to us, and all factual statements made to us by the Company in connection with this legal opinion are true, correct and complete. Furthermore, the Company has not withheld any information, document, statement or representation that, if disclosed to us, would cause us to alter this Opinion in whole or in part;

(iv)	The accuracy and completeness of all factual matters in the Documents, including representations and warranties made by the parties, and compliance by them with their respective obligations; and

(v)	The Documents remain in full force and effect as of the date of this opinion, and no amendments, revisions, modifications or other changes have been made with respect to any Document after it was submitted to us for purposes of this Opinion.

B. Definitions

The capitalized terms used in this opinion that are not defined in the context of this document shall have the meanings ascribed to them below.

“CAC”	means the Cyberspace Administration of China.
“CSRC”	means the China Securities Regulatory Commission.
“DSL”	means the Data Security Law which became effective on September 1,2021.
“Governmental Agency”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC.
“Hong Kong”	means the Hong Kong Special Administrative Region.
“M&A Rules”	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the China Securities Regulatory Commission and the State Administration of Foreign Exchange on August 8, 2006 (the “M&A Rules”) and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.
“New Overseas Listing Rules”	means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies and five supporting guidelines which became effective on March 31, 2023.
“PILP”	means the Personal Information Protection Law of the People’s Republic of China which became effective on November 1, 2021.
“PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.
“Provisions on Strengthening Confidentiality and Archives Administration”	means the Provisions on Strengthening Confidentiality and Archives Administration in Respect of Overseas Issuance and Listing of Securities by Domestic Enterprises which became effective on March 31, 2023.
“Trial Measures”	means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises which became effective on March 31, 2023.
“U.S.”	means the United States of America.

C. Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(i)	The Offering of the Securities is not subject to the New Overseas Listing Rules. As a result, the Company is not required to report the Offering to the CSRC under the New Overseas Listing Rules.

According to Article 1 of the Trial Measures, the purpose of the Trial Measures is to regulate overseas securities offering and listing activities by domestic companies, either in direct or indirect form. Direct overseas offering and listing by domestic companies, as defined in Article 2 of the Trial Measures, refers to overseas offering and listing by a joint-stock company incorporated domestically. Indirect overseas offering and listing by domestic companies, on the other hand, refers to overseas offering and listing by a company in the name of an overseas incorporated entity, whose major business operations are located domestically, and such offering and listing is based on the underlying equity, assets, earnings or other similar rights of a domestic company.

Based on the confirmation of the Company, we can confirm that it does not own any operating domestic company or entity in the PRC, and its major business operations are located in Hong Kong. Therefore, we are of the opinion that the Company is not deemed as a “domestic company” as defined under the Trial Measures or any other provisions of the New Overseas Listing Rules and the Offering of the Securities is not subject to the New Overseas Listing Rules. As a result, the Company is not required to report its Offering of the Securities to the CSRC under the New Overseas Listing Rules.

(ii)	M&A Rules. Based on our understanding of the explicit provisions under the PRC Laws (including M&A Rules), except as disclosed in the Registration Statement, and assuming no offer, issuance or sale of the Securities has been or will not be made directly or indirectly within the PRC, we are of the opinion that a prior approval from the CSRC is not required for the Offering of the Securities for the following reasons:

a)	According to Article 18 of The Basic Law of the Hong Kong Special Administrative Region of the PRC, PRC national laws shall not be applied in the Hong Kong Special Administrative Region, except for those relating to defence and foreign affairs, as well as other matters outside the limits of the autonomy of the Region as specified. Therefore, the PRC national laws shall not be applied in Hong Kong except for those matters as specified and the CSRC cannot review the Offering of the Company which does not own any operating PRC entity under the PRC national laws;

b)	As we elaborated in the opinion (i), the Offering of the Securities is not subject to the review of the CSRC under the New Overseas Listing Rules；

c)	To our best knowledge, the CSRC currently has not issued any rule or interpretation stating that the Offering of the Securities is subject to prior approval.

However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that any Government Agency will not ultimately take a view that is contrary to or otherwise different from our opinions stated above.

(iii)	We believe that the Offering of the Securities and the Company’s operations in Hong Kong arenot subject to review nor prior approval of the CAC for the following reasons:

a)	Based on confirmation of the Company, it has never received any notice of any proceedings initiated regarding relevant personal information or data requirements, by the CAC or any other PRC regulatory authority. Furthermore, the CAC or any other PRC regulatory authority has never contacted the Company in connection with the Offering of the Securities on Nasdaq.

b)	According to the provisions of the PIPL, the DSL and relevant personal information or data requirements of the CAC and based on the confirmation of the Company, we can confirm that the Company should not be subject to regulation or restriction due to the following personal information or data processing basis: (1) The Company does not own any critical information infrastructure; (2) The Company’s operations will not affect national security; (3) The Company has very limited number of users in the PRC; (4) The Company does not own any subsidiary or operating entity in the PRC.

(iv)	As we explained in opinion (ii) and opinion (iii), we believe that the Offering of the Securities is not subject to review nor prior approval of the CAC or the CSRC. Based on our understanding of the explicit provisions under PRC Laws, we do not believe that the Company is required to obtain any prior regulatory approval from other Chinese authorities before the Offering of the Securities.

(v)	All statements set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors” and “Legal Matters” are true and accurate in all material respects, to the extent that such statements constitute summaries of PRC Laws or legal conclusions in respect of PRC Laws, or summaries of PRC legal proceedings, or summarize the terms and provisions of documents governed by PRC Laws.

D. Qualifications

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(i)	Our opinion is limited to the laws of general application in the PRC as of the date hereof. We have not conducted investigation of, and therefore do not express or imply any views on, the laws of any jurisdiction other than the PRC;

(ii)	The PRC Laws referred to herein are laws and regulations that are publicly available and currently in force on the date hereof. However, there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future, with or without retrospective effect;

(iii)	Our opinion is subject to the effects of the following (a) Certain legal or statutory principles that may affect the enforceability of contractual rights in general, such as public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) Any circumstance in connection with the formulation, execution, or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary, or concealing illegal intentions with a lawful form; (c) Judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (d) The discretion of any competent PRC legislative, administrative, or judicial bodies in exercising their authority in the PRC;

(iv)	This opinion is issued based on our understanding of the PRC Laws. However, for matters that are not explicitly provided under the PRC Laws, the interpretation, implementation, and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Therefore, there can be no assurance that the Government agencies will ultimately take a view that is not contrary to our opinion stated above;

(v)	This opinion is intended to be used only in the context specifically referred to herein; and

(vi)	We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact in relation to the Company, more have we taken any such action to prepare this opinion. Therefore, no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or from the rendering of this opinion.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. By giving this consent, we do not admit that we fall within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Sundial Law Firm

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